Registration Statement No. 333-285508

Filed Pursuant to Rule 433

Dated April 29, 2025

NEW ISSUE: Bank of Montreal’s Step Down Autocallable Barrier Notes with Step Up Call Amount Linked to the Least Performing of Two Reference Assets These notes do not guarantee the return of your principal at maturity NOTE INFORMATION Bank of Montreal Issuer: $1,000 (and $1,000 increments thereafter) Minimum Investment: DATES April 30, 2025 Offering Period Closes: On or about April 30, 2025 Pricing Date: On or about May 05, 2025 Settlement Date: On or about May 01, 2028 Valuation Date: On or about May 04, 2028 Maturity Date: Approximately 3 Years Term: PSARC 742 Issue: REFERENCE ASSETS SPDR ® S&P 500 ® ETF Trust (Bloomberg Ticker: “SPY”) Invesco QQQ SM Trust, Series 1 (Bloomberg symbol: “QQQ”) TERMS With respect to each Reference Asset, 75.00% of its Initial Level. Trigger Level: T he closing level of any Reference Asset is less than its Trigger Level on the Valuation Date . Trigger Event: 06369NV57 CUSIP Please see the following page for additional information about the terms included on this cover page, and how your investment ma y be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (se e h yperlink below). 1 SEC File No. 333 - 285508 | April 29, 2025 TERMS CONTINUED Beginning on October 30, 2025, if on any Observation Date, the closing level of each Reference Asset is greater than or equal to its Call Level, the notes will be automatically redeemed. No further amounts will be owed to you under the notes. Automatic Redemption: If the notes are automatically redeemed, then, on the corresponding Call Settlement Date, investors will receive their principal amount plus the applicable Call Amount. Payment Upon Automatic Redemption : INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential to earn a return equal to the applicable Call Amount if the notes are automatically redeemed, while offering limited downside protection against a slight to moderate decline in the Reference Assets over the term of the notes. As such, the notes may be suitable for investors with a moderately bullish view of the Reference Assets over the term of the notes. The performance of the notes may not be consistent with the investment objective. This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, t he pricing supplement dated April 29, 2025, the Product Supplement dated March 25, 2025, the Prospectus Supplement dated March 25, 2025, and to the Prospectus dated March 25, 2025.

2 The Call Amounts represent a return of approximately 10.35% at maturity. Observation Dates, Call Settlement Dates, and Call Amounts and Call Levels: If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Reference Assets. You will receive $1,000 for each $1,000 in principal amount of the note, unless a Trigger Event has occurred. If a Trigger Event has occurred, you will receive at maturity, for each $1,000 in principal amount of your notes, a number of shares equal to the Physical Delivery Amount (or, at our election the Cash Delivery Amount. Fractional shares will be paid in cash. The Physical Delivery Amount will be less than the principal amount of your notes, and may be zero. Payment at Maturity (if held to the Maturity Date): The Reference Asset that has the lowest Percentage Change. Least Performing Reference Asset: A Trigger Event will be deemed to occur if the Final Level of any Reference Asset is less than its Trigger Level on the Valuation Date. Trigger Event: With respect to each Reference Asset, the quotient, expressed as a percentage, of the following formula : (Final Level – Initial Level) / Initial Level Percentage Change: With respect to each Reference Asset, the closing level of that Reference Asset on the Pricing Date. Initial Level: With respect to each Reference Asset, the closing level of that Reference Asset on the Valuation Date. Final Level: The number of shares of the Least Performing Reference Asset equal to $1,000 divided by its Initial Level. Any fractional shares will be paid in cash. Physical Delivery Amount: The amount in cash equal to the product of (1) the Physical Delivery Amount and (2) the Final Level of the Least Performing Reference Asset. Cash Delivery Amount: Investors in these notes could lose all or a substantial portion of their investment at maturity if there has been a decline in the market value of any Reference Asset and the Final Level of any Reference Asset is less than its Trigger Level. We urge you to carefully review the documents described in “Additional Information” below, including the risk factors set forth and incorporated by reference therein, prior to making an investment decision. Principal at Risk: The notes will not be listed on any securities exchange. Although not obligated to do so, BMO Capital Markets Corp. (or one of its affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. Secondary Market: Call Levels 2 Potential Call Settlement Dates Call Amounts (per Note) Observation Dates 100.00% of the Initial Level November 4, 2025 $51.75 October 30, 2025 100.00% of the Initial Level February 4, 2026 $77.625 January 30, 2026 100.00% of the Initial Level May 5, 2026 $103.50 April 30, 2026 95.00% of the Initial Level August 4, 2026 $129.375 July 30, 2026 95.00% of the Initial Level November 4, 2026 $155.25 October 30, 2026 95.00% of the Initial Level February 4, 2027 $181.125 February 1, 2027 95.00% of the Initial Level May 5, 2027 $207.00 April 30, 2027 90.00% of the Initial Level August 4, 2027 $232.875 July 30, 2027 90.00% of the Initial Level November 4, 2027 $258.75 November 1, 2027 90.00% of the Initial Level February 3, 2028 $284.625 January 31, 2028 90.00% of the Initial Level Maturity Date $310.50 Valuation Date

3 The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • You could lose up to the entire principal amount of your notes, and your potential return on the notes is limited to any Call Amounts, if any. If the notes are not automatically redeemed and if a Trigger Event has occurred with respect to any Reference Asset, and if the Final Level of any Reference Asset is less than its Initial Level, you will lose 1% of the principal amount for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level. • Your notes are subject to automatic early redemption. If the notes are so redeemed, you may not be able to invest the proceeds in a security with a similar return. • Your return on the notes is limited to the potential Call Amount regardless of any appreciation in the value of any Reference Asset. • The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the performance of the least performing Reference Asset. • Any decline in the closing level of the Reference Asset from the Valuation Date to the Maturity Date will reduce the value of the Physical Delivery Amount. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • Higher Call Amounts or a lower Trigger Level may reflect greater expected volatility of the Reference Assets, and greater expected volatility generally indicates an increased risk of loss at maturity. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • You will not have any shareholder rights and will have no right to receive any securities represented by the Reference Asset at maturity. • Changes that affect an Underlying Index will affect the market value of the notes and the amount you will receive at maturity. • We have no affiliation with any index sponsor of any Underlying Index and will not be responsible for any index sponsor's actions. • Adjustments to a Reference Asset could adversely affect the notes. • We and our affiliates do not have any affiliation with any applicable investment advisor or the any Reference Asset Issuer and are not responsible for their public disclosure of information. • The correlation between the performance of a Reference Asset and the performance of the applicable Underlying Index may be imperfect. • The Reference Assets are subject to management risks. • You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. • Our and our affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We and our affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity. • An investment in the notes is subject to risks associated with foreign securities markets. Selected Risk Considerations:

4 Hypothetical Calculations for the Payment at Maturity: Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes The following examples illustrates the hypothetical payments on a note upon an automatic call or at maturity. The hypothetica l p ayments are based on a $1,000 investment in the note, a hypothetical Initial Level of $100.00, a hypothetical Trigger Level of $75.00 (7 5.00% of the hypothetical Initial Level), a hypothetical Call Level of $100.00 with respect to the first through third Observation Dat es (100.00% of the hypothetical Initial Level), $95.00 with respect to the fourth through seventh Observation Dates (95.00% of the hypotheti cal Initial Level) and $90.00 with respect to the eighth through eleventh Observation Dates (90.00% of the Initial Level), hypothetical C all Amounts representing a return of approximately 10.35% per annum, a range of hypothetical closing levels and the effect on the payment of the notes. The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual amount of cash o r s hares that you will receive will depend upon the levels of the Reference Assets on the Observation Dates and on the Valuation Date. These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay i n connection with your purchase of the notes. Hypothetical Examples of Amounts Payable Upon an Automatic Call – The following hypothetical examples illustrate how hypothetical payments are calculated upon an automatic call. Example 1: The closing level of the Least Performing Reference Asset increases by 10.00% from the Initial Level to a closing level of $110.00 on the first Observation Date. Because the closing level of each Reference Asset on the first Observation Date is greater than its Call Level, the investor receives on the first Call Settlement Date a cash payment of $1,051.75, representin g t he principal amount plus the corresponding hypothetical Call Amount. After the notes are called, they will no longer remain outstanding an d t here will be no further payments on the notes. Example 2: The closing level of the Least Performing Reference Asset decreases by 10.00% from the Initial Level to a closing level of $90.00 on the first Observation Date, but the closing level of the Least Performing Reference Asset increases by 10. 00% from the Initial Level to a closing level of $110.00 on the second Observation Date. Because the notes are not called on the first Observation Date and the closing level of each Reference Asset on the second Observation Date is greater than its Call Level, th e investor receives on the second Call Settlement Date a cash payment of $1,077.625, representing principal amount plus the corresponding hypothetical Call Amount. After the notes are called, they will no longer remain outstanding and there will be no further payments on the notes. Example 3: The notes are not called on any of the Observation Dates prior to the final Observation Date, and the closing leve l o f the Least Performing Reference Asset increases by 20.00% from the Initial Level to a closing level of $120.00 on the Valuatio n Date. Because the notes are not called on any of the preceding Observation Dates and the closing level of each Reference Asset on t he Valuation Date is greater than its Call Level, the investor receives on the maturity date a cash payment of $1,310.50, repres ent ing the principal amount plus the corresponding hypothetical Call Amount. Hypothetical Examples of Amounts Payable at Maturity – The following hypothetical examples illustrate how hypothetical payments at maturity are calculated, assuming the notes have not been automatically called. Example 4: The closing level of the Least Performing Reference Asset decreases by 20.00% from the Initial Level to its Final Level of $80.00 on the Valuation Date. The notes are not called on any Observation Date because the closing level of at least one Reference Asset is below its Call Level on each Observation Date (including the Valuation Date). Because the Final Level of t he Least Performing Reference Asset is less than its Initial Level but is greater than its Trigger Level, the investor receives at mat uri ty, a cash payment of $1,000 per note, despite the decline in the closing level of the Least Performing Reference Asset. Example 5: The closing level of the Least Performing Reference Asset decreases by 40.00% from the Initial Level to its Final Level of $60.00 on the Valuation Date, which is less than its Trigger Level. The notes are not called on any Observation Date because the closing level of at least one Reference Asset is below its Call Level on each Observation Date (including the Val uat ion Date). Because the Final Level of the Least Performing Reference Asset is less than its Initial Level as well as its Trigger Level, the investor receives at maturity, a cash payment of $600.00 per note, calculated as follows: Principal Amount + (Principal Amount × Percentage Change of the Least Performing Reference Asset) = $1,000 + ($1,000 x - 40.00%) = $1,000 - $400.00 = $600.00 The payments shown above are entirely hypothetical; they are based on levels of the Reference Assets that may not be achieved an d on assumptions that may prove to be erroneous. The actual market value of your notes at maturity or at any other time, including an y time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and those amo unt s should not be viewed as an indication of the financial return on an investment in the notes or on an investment in the securities in clu ded in any Reference Asset.

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated April 29, 2025 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to them in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates. Infor mat ion about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated April 29, 2025: https://www.sec.gov/Archives/edgar/data/927971/000121465925006584/o429252fwp.htm • Product Supplement dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000121465925004743/b324250424b2.htm • Prospectus Supplement and Prospectus dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 5